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[POLK AUDIO PRESS RELEASE LETTERHEAD]


PRESS RELEASE

Date:        8 August 1997
Contact:     George Klopfer
             (410) 358 3600

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Baltimore, MD - Polk Audio, Inc. (Amex: PKA) announced today that it has signed a licensing agreement with KEP, a Korean supplier of speakers to Samsung Corporation, for certain designs and technology developed by Polk, which will be incorporated into television sets manufactured by Samsung.

These technologies include Polk's patented "Power Port" bass venting technology, which has also recently been licensed to Hewlett Packard Company for use in computer speakers. The initial KEP licensing agreement covers two Samsung 29" television models. Production of these units is expected to commence in October 1997. The parties are negotiating for possible additional Samsung television models to be added to the program.

The products covered by the licensing agreement will be sold under the Samsung brand name and Polk is not licensing its registered trademark "Polk Audio" for use in connection with this transaction.

Commenting on this agreement, Matthew Polk, Chairman of Polk Audio, said: "We are pleased to be able to announce another licensing agreement with a major consumer electronics manufacturer, this time in the television industry. Our Power Port technology is proving to have a broad applicability, not only in high-performance audio for which it was originally developed, but in many other situations where superior bass performance must be obtained without adding to the cost or size of the product. We look forward to working with KEP and Samsung to improve the audio performance of Samsung television sets and to further develop this business opportunity for Polk Audio."

Polk Audio, Inc. is a manufacturer of high-quality loudspeaker systems headquartered in Baltimore, Maryland.

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